SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                              |X|
Filed by a Party other than the Registrant           |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material under Rule 14a-12

                                  PREVIO, INC.
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                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


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|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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|_|   Fee paid previously with preliminary materials.

|_|   Check box if any part of the fee is offset as provided by Exchange Act
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      statement number, or the Form or Schedule and the date of its filing.

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

                                  PREVIO, INC.
                        12636 HIGH BLUFF DRIVE, 4TH FLOOR
                        SAN DIEGO, CALIFORNIA 92130-2093

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MARCH 7, 2001

TO THE STOCKHOLDERS OF PREVIO, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Previo, Inc., a Delaware corporation ("Previo" or the "Company"), will be held on Wednesday, March 7, 2001 at 10:00 a.m. local time, at the Hilton Hotel - San Diego/Del Mar, 15575 Jimmy Durante Boulevard, Del Mar, California, for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected;

         2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending September 30, 2001; and

         3. To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors of the Company has fixed the close of business on January 18, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                           By Order of the Board of Directors


                                           /S/ Clifford L. Flowers
                                           -----------------------
                                           Clifford L. Flowers, SECRETARY

San Diego, California
January 24, 2001

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                  PREVIO, INC.
                        12636 HIGH BLUFF DRIVE, 4TH FLOOR
                        SAN DIEGO, CALIFORNIA 92130-2093

                                 ---------------

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  March 7, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Previo, Inc., a Delaware corporation ("Previo" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, March 7, 2001 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hilton Hotel - San Diego/Del Mar, 15575 Jimmy Durante Boulevard, Del Mar, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 24, 2001 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of the Company's common stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on January 18, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 18, 2001, the Company had outstanding and entitled to vote 6,843,803 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

         The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 Annual Meeting of Stockholders pursuant to the Company's Bylaws and Rule 14a-8, "Stockholder Proposals," of the Securities and Exchange Commission (the "Commission") is September 26, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also September 26, 2001. Stockholders are also advised to review the Company's Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         There are six (6) nominees for the six (6) Board positions presently authorized and to be filled as of the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee is currently a director of the Company, five (5) directors having been previously elected by the stockholders and one (1) director, Tom Dilatush, having been elected by the Board.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six (6) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. If elected at the Annual Meeting, each of the six nominees would serve until the 2002 Annual Meeting, in each case until their successor is elected and has qualified, or until such director's earlier death, resignation or removal.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

         The names of the nominees and certain biographical information about them are set forth below:

                                                                  PRINCIPAL OCCUPATION/
                      NAME                AGE                POSITION HELD WITH THE COMPANY
                      ----                ---                ------------------------------
Gary W. Clow.......................        46       Director
Tom Dilatush.......................        48       Chief Executive Officer, Member-Office of the
                                                    President and Director
Robert W. Johnson..................        51       Director
Antonio M. Perez...................        55       Chief Executive Officer, Gemplus International
                                                    Director
Peter D. Schleider.................        43       General Partner, RKB Capital, L.P./Director
Corey M. Smith.....................        44       Director


         Mr. Clow has been a director since 1983 and served as Chairman of the Board of Directors from March 1992 through May 2000. Mr. Clow also served as Chief Executive Officer of the Company from 1992 until January 1999 and as President of the Company from 1986 through 1996. Mr. Clow previously was a Vice President at Dynamic Instruments, a measurement systems company for the defense industry, and a Senior Software Engineer at the Portable Products Division of the Communications Sector at Motorola, Inc. Mr. Clow received an M.A.S. in Computer Systems from Florida Atlantic University and an M.S. in Electrical Engineering from the California Institute of Technology.

         Mr. Dilatush was appointed Chief Executive Officer by the Board of Directors in November of 2000 and has served as a member of the Office of the President since June 2000. He was elected to the board of directors in January 2001. Prior to his permanent appointment, he held the Chief Executive Officer position on an interim basis since June of 2000. From July 1999 to June 2000, Mr. Dilatush served as the Company's Chief Technology Officer. He has been with the Company since 1991, holding several executive positions during that time. Prior to joining Previo, Mr. Dilatush served as president of Epoch Technologies, Inc. for seven years. He is a graduate of University of California-San Diego's Executive Program for Scientists and Engineers.

         Mr. Johnson has served as a director since 1983. He has been a private investor since July 1988. From 1983 to July 1988, he was first a principal and subsequently a general partner of Southern California Ventures, a private venture capital firm. He is a director of Hi/fn, Inc., a publicly-held semiconductor company, and ViaSat, Inc., a publicly-held communications equipment company. Mr. Johnson holds Bachelor's and Master's degrees in Electrical Engineering from Stanford University and MBA and Doctorate degrees from Harvard Business School.

         Mr. Perez has served as a director since 1997, and as chairman from May 2000 through January 2001. Mr. Perez has served as Director, President and Chief Executive Officer of Gemplus International since June 2000. Prior to joining Gemplus, Mr. Perez served as Corporate Vice President, member of the Executive Council and President of the Consumer Business and Digital Media Solutions division at Hewlett-Packard from 1999 to March 2000. Before 1999, Mr. Perez was Corporate Vice President, member of the Executive Council, President and Chief Executive Officer of the Inkjet Imaging Solutions Group, also with Hewlett-Packard. Prior to that, Mr. Perez held several management positions as European Marketing Manager, Division Manager and Country Manager for different businesses of Hewlett-Packard Europe. Mr. Perez studied Electronic Engineering at Madrid University and Business Administration at Insead, and is presently also serving on the Boards of Directors for Adobe Systems, Inc. and Quantum Corporation.

         Mr. Schleider has served as a director since January 1999. Mr. Schleider has been the General Partner of RKB Capital, L.P., a private investment partnership, since September 1998. From January 1998 to September 1998 Mr. Schleider was a partner in Matrix Capital Management, an investment partnership. From 1987 through 1997 Mr. Schleider was with Wessels, Arnold & Henderson, an investment bank headquartered in Minneapolis, Minnesota, as a securities research analyst for technical and systems level software stocks. Mr. Schleider graduated from Trinity University with a Bachelor of Arts degree in History/Economics and is a Chartered Financial Analyst.

         Mr. Smith has served as a Director of the Company since January 1999 and as chairman since January 2001. From September 1996 to January 1999, Mr. Smith was President of Xcellenet, Inc., a remote systems management software company. From August 1995 to September 1996, Mr. Smith was the President and Chief Executive Officer of Decision Point Data, an employment screening software and service bureau company, and from December 1993 to August 1995 Mr. Smith was the President and Chief Executive Officer of Creative Multimedia, a consumer CD-ROM publisher. From October 1988 to April 1992, Mr. Smith was the President and Chief Executive Officer of Central Point Software, a desk top utility software company. Mr. Smith received a Bachelor of Science degree in Business Administration from Oregon State University.

BACKGROUND OF EXECUTIVE OFFICERS NOT DESCRIBED ABOVE

         Mr. Gerard Callanan, age 53, has been the Company's Vice President of Worldwide Sales and Service since March 2000. Prior to joining Previo, from 1998 to 2000, Mr. Callanan served as Vice President of North American Sales for Auspex Systems, previously holding various regional sales positions at Auspex from 1990 to 1998. Mr. Callanan worked at Data General Corporation from 1974 to 1990 where he held several executive sales and marketing positions. Mr. Callanan holds a bachelor's degree in economics from Boston State College and also attended the Executive Development Program at the University of New Hampshire.

         Mr. Clifford L. Flowers, age 42, has served as Vice President of Finance and Chief Financial Officer of the Company since January 1999, and as the Company's Corporate Controller since June 1994. In June of 2000 he was appointed as a member of the Office of the President. From June 1988 to June 1994, Mr. Flowers held various positions with Price Waterhouse LLP, independent public accountants, most recently as an Audit Manager. Mr. Flowers is a Certified Public Accountant and received a Bachelor of Science in accounting from San Diego State University.

         Mr. James T. Nicol, age 48, has been the Company's Vice President of Product Development since July 1996. In June of 2000 he was appointed as a member of the Office of the President. From August 1995 to July 1996, he was on assignment to Lotus Corporation as a director-level development manager tasked with the transition of the groupware capability from IBM to Lotus. From December 1983 to August 1995, he held a variety of system software development positions in IBM, from system software engineer to Senior Product Manager in the areas of database, application development and groupware. Mr. Nicol holds Masters degrees in computer science and biological science from California State University in Chico.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended September 30, 2000 the Board of Directors held fourteen (14) meetings and acted three (3) times by unanimous written consent. The Board has an Audit Committee and a Compensation Committee.

         The Audit Committee meets with the Company's independent auditors at least quarterly to review the results of the annual audit and interim results and to discuss the financial statements; recommend to the Board the independent auditors to be retained; oversee the independence of the independent auditors; evaluate the independent auditors' performance; and receive and consider the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Messrs. Clow, Johnson and Schleider. It met four times during fiscal 2000. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards (the "Independence Rule"), except for Mr. Clow. Mr. Clow was an executive officer of the Company until January 1999 and therefore, does not fit within the definition of an independent director under the Independence Rule. The Board of Directors of the Company has determined that under these exceptional and limited circumstances that it is in the best interests of the Company and its stockholders for Mr. Clow to serve on the Audit Committee because of his familiarity with the Company and his prior experience as the Company's Chief Executive Officer and President. The Audit Committee has adopted a written Audit Committee Charter that is attached hereto as Exhibit A.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the fiscal year ended September 30, 2000 the Compensation Committee was composed of two (2) non-employee directors: Mr. Clow and Mr. Smith. The Compensation Committee met four (4) times during fiscal 2000.

         During the fiscal year ended September 30, 2000, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served and held during the period for which he was a Board or Committee member, respectively, with the exception of Mr. Perez, who attended 71%, or 10 of the 14, board meetings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)


         The Audit Committee of the Previo, Inc. Board of Directors (the "Committee") is composed of Messrs. Clow, Johnson and Schleider, and operates under a written charter adopted by the Board of Directors. The Committee's Charter is attached to this Proxy Statement as Exhibit A. The Committee recommends to the Board of Directors the selection of the Company's independent auditors.

         Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

         In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The Company's independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence.

         Based on the Committee's discussion with management and the independent auditors and the Committee's review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended September 30, 2000 filed with the Securities and Exchange Commission.

         Gary W. Clow
         Robert W. Johnson
         Peter D. Schleider






--------
         (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending September 30, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent public auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, at their discretion, may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negatives votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 31, 2000 by: (i) each director and nominee for director, (ii) each of the executive officers named in the Summary Compensation Table below under the heading "Executive Compensation;"
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.


                                                                                     PERCENTAGE BENEFICIALLY
                           BENEFICIAL OWNER                      NUMBER OF SHARES           OWNED (1)
Gary W. Clow (2)...........................................          685,070                   10.0%

Robert W. Johnson (3)......................................          476,984                    7.0%

Peter D. Schleider (4).....................................          461,518                    6.7%

Douglas L. Whiting (5).....................................          345,625                    5.1%

Antonio M. Perez (6).......................................          123,292                    1.8%

James T. Nicol (7) ........................................          116,637                    1.7%

Tom Dilatush (8) ..........................................          113,766                    1.7%

Clifford L. Flowers (9)....................................           72,395                    1.1%

Corey M. Smith (10)........................................           14,438                    *

Gerard Callanan ...........................................            1,927                    *

All directors and officers as a group (9 persons) (11).....        2,071,303                   30.3%


-------------------

*      Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property and marital property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Previo, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093. Applicable percentages are based on 6,843,803 shares outstanding on December 31, 2000, adjusted as required by rules promulgated by the Commission; and also reflect the one-for-four reverse split approved by the stockholders at the 1999 Annual Meeting of Stockholders, and implemented by the board of directors, effective May 7, 1999.

(2) Includes 25,025 shares held by the Cristina Clow Trust and 25,000 shares held by the Andrew Clow Trust, of which Mr. Clow is a co-trustee and of which Mr. Clow disclaims beneficial ownership, and 309,595 shares issuable upon exercise of options held by Mr. Clow that are exercisable within 60 days of December 31, 2000. Mr. Clow resigned as the Company's Chief Executive Officer, effective the close of business on January 4, 1999.

(3) Includes 441,750 shares held by the Robert W. Johnson Revocable Trust, of which Mr. Johnson is Trustee and 35,234 shares issuable upon exercise of options held by Mr. Johnson that are exercisable within 60 days of December 31, 2000.

(4) Includes 447,080 shares held of record by the RKB Capital, L.P., of which Mr. Schleider is the general partner, and 14,438 shares issuable upon exercise of options held by Mr. Schleider that are exercisable within 60 days of December 31, 2000.

(5) Includes 345,625 shares held by the Whiting Family Trust, of which Dr. Whiting serves as trustee.

(6) Includes 22,042 shares issuable upon exercise of options held by Mr. Perez that are exercisable within 60 days of December 31, 2000.

(7) Includes 116,637 shares issuable upon exercise of options held by Mr. Nicol that are exercisable within 60 days of December 31, 2000.

(8) Includes 108,333 shares issuable upon exercise of options held by Mr. Dilatush that are exercisable within 60 days of December 31, 2000.

(9) Includes 71,895 shares issuable upon exercise of options held by Mr. Flowers that are exercisable within 60 days of December 31, 2000.

(10) Includes 14,438 shares issuable upon exercise of options held by Mr. Smith that are exercisable within 60 days of December 31, 2000.

(11)   Includes shares described in the notes above, as applicable.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2000, Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, with the exception of filings related to option grants. The Company generally prepares and files required
Section 16(a) filings as a service to its officers and directors. However, due to an administrative oversight by the Company, the required Section 16(a) filings for all option grants made by the Company to its directors and executive officers during the fiscal year ended September 30, 2000 were not completed on a timely basis, resulting in late filings for each director and officer. There were a total of nine (9) reports filed late, covering an aggregate of thirteen
(13) transactions. Late filings of one report each were made for each of the following directors and officers: Mr. Clow (one transaction), Mr. Perez (two transactions), Mr. Smith (two transactions), Mr. Schleider (two transactions), Mr. Johnson (one transaction), Mr. Dilatush (one transaction), Mr. Flowers (one transaction), Mr. Nicol (one transaction) and Mr. Callanan (two transactions.) The Company has taken steps to prevent such oversight from occurring in the future.

                       DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         Non-Employee directors of the Company ("Non-Employee Directors") have agreed to defer any cash compensation for their services on the Board, effective with the March 1999 Annual Meeting of Stockholders. Therefore, in the fiscal year ended September 30, 2000, no cash compensation was paid to Non-Employee Directors. The directors may elect to resume receiving cash compensation for their services at such future time as they deem appropriate.

         The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

         Non-Employee Directors are eligible to receive stock option grants under the 1992 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). During the last fiscal year, the Company granted options covering 3,750 shares to each of the five continuing Non-Employee Directors (for a total of 18,750 shares) at an exercise price per share of $10.75, the fair market value of the Company's common stock on the date of each grant. As of September 30, 2000, options to purchase 146,646 shares have been granted and are outstanding under the Directors' Plan, net of cancellations, and options to purchase 7,914 shares have been exercised under the Directors' Plan. The option numbers have been restated to reflect the one-for-four reverse stock split that was effective May 7, 1999.

         Non-Employee Directors of the Company are eligible to receive grants under the Directors' Plan. Under the Directors' Plan, each person who is elected after March 4, 1999, for the first time by the Board or stockholders of the Company to serve as a Non-Employee Director and who has not previously served as a member of the Board will, upon the date of such election, be granted an option (on the terms and conditions set forth in the Directors' Plan) to purchase 6,250 shares of the Company's Common Stock (hereinafter referred to as an "Initial Election Option"). In addition, each person who is re-elected after March 4, 1999 by the Board or stockholders of the Company to serve as a Non-Employee Director will, upon the date of each such re-election, be granted an option (on the terms and conditions set forth in the Directors' Plan) to purchase 3,750 shares of the Company's Common Stock (hereinafter referred to as a "Re-Election Option"). All options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors' Plan will be equal to the fair market value of the Company's Common Stock on the date of grant. Options granted under the Directors' Plan are subject to vesting as follows: Initial Election Options will vest in five equal installments of 1,250 shares each, with the first such installment vesting immediately prior to the first Annual Meeting of Stockholders after the date of grant and each additional installment vesting immediately prior to the date of each subsequent Annual Meeting of Stockholders of the Company, so long as the optionee has, during the entire year prior to such vesting date, continuously served as a Non-Employee Director of the Company or any affiliate of the Company. Re-Election Options will vest in four equal installments of 938 shares each, with 938 shares vesting immediately prior to the date of each Annual Meeting of Stockholders of the Company following the date of grant, so long as the optionee has, during the entire year prior to such vesting date, continuously served as a Non-Employee Director of the Company or any affiliate of the Company.

         During fiscal 2000, additional grants were made to Messrs. Perez, Smith and Schleider under the Company's 1992 Stock Option Plan. Under this Plan, Mr. Perez was granted 80,000 options, and Messrs. Schleider and Smith each received 40,000 options. Mr. Perez's options were granted on May 1, 2000 at an exercise price of $5.91; 20,000 shares vesting on May 1, 2001 with monthly vesting of 1,667 shares over the remaining three (3) years. Messrs. Smith and Schleider's options were granted on June 1, 2000 at an exercise price of $5.81, with 833 shares vesting monthly for a period of four (4) years.

         From time to time, Corey M. Smith, an outside director of the Company, performs certain management consulting services. For those services, the Company pays Mr. Smith a daily fee of $1,750. Such payments totaled $8,750 during fiscal 2000.

COMPENSATION OF EXECUTIVE OFFICERS

                             SUMMARY OF COMPENSATION

         The following table shows, for the fiscal years ended September 30, 2000, 1999 and 1998, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other five most highly compensated executive officers at September 30, 2000, including two individuals for whom disclosures would have been provided but for the fact that the individual was not serving as an executive officer of the company as of September 30, 2000 (the "Named Executive Officers"). All options listed below reflect the one-for-four reverse stock split that was made effective May 7, 1999:

                                                                                                                     LONG-TERM
                                                                                                                   COMPENSATION
                                                              ANNUAL COMPENSATION (1)                                  AWARDS
                                                       --------------------------------------                      -------------
                                                                                                      OTHER          SECURITIES
                                                                                                -----------------    UNDERLYING
NAME AND PRINCIPAL POSITION                            YEAR          SALARY          BONUS      COMPENSATION (2)       OPTIONS
-------------------------------------------------     ------        ---------       ---------   -----------------  -------------
Tom Dilatush (3).................................      2000          $145,000        $ 35,950              -             50,000
Chief Executive Officer and Member-Office of the       1999          $138,722        $ 15,394              -             36,250
President                                              1998          $129,776        $ 21,495              -              8,442

John T. Ticer (4)................................      2000          $140,000        $  1,575              -            150,000
Former Chief Executive Officer and President           1999          $210,000        $ 20,475              -                  -
                                                       1998          $210,000        $ 54,653              -                  -

Clifford L. Flowers (5)..........................      2000          $155,000        $ 27,283              -             50,000
Member-Office of the President, Vice President         1999          $126,912        $ 18,985              -             33,250
of Finance, Chief Financial Officer and                1998          $100,452        $ 10,980              -                  -
Secretary

James T. Nicol...................................      2000          $155,820        $ 27,357              -             50,000
Member-Office of the President and Vice                1999          $150,475        $ 20,579              -                  -
President of Product Development                       1998          $148,400        $ 56,131              -                  -

Gerard Callanan (6) .............................      2000          $103,183        $104,300       $  2,750            152,868
Vice President, Worldwide Sales and Support

Janet L. Cannon (7)..............................      2000           $85,944        $ 32,500       $  7,050                  -
Former Vice President, International Sales and         1999          $145,097        $ 20,383       $ 12,080             53,152
Service                                                1998          $134,004        $  1,316       $ 12,080                  -


-------------

(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of 10% of bonus plan salary or $50,000.

(2)      Represents automobile allowance paid.

(3) Salary amount for the year 2000 excludes $20,058 paid to Mr. Dilatush representing unused accrued vacation time.

(4) Mr. Ticer resigned as Chief Operating Officer and was appointed Chief Executive Officer of the Company in January 1999. Mr. Ticer resigned as Chief Executive Officer and President in May 2000. Salary amount for the year 2000 excludes $70,000 paid to Mr. Ticer as severance.

(5) Salary amount for the year 2000 excludes $13,165 paid to Mr. Flowers representing unused accrued vacation time.

(6) Bonus amount includes $25,000 signing bonus paid to Mr. Callanan as an inducement for his employment.

(7) Salary amount includes $28,331, $46,332 and $49,735 in commission payments for fiscal 2000, 1999 and 1998, respectively. Ms. Cannon resigned from the company in April 2000.

                        STOCK OPTION GRANTS AND EXERCISES

         From time to time the Company grants options to its executive officers under its 1992 Stock Option Plan. As of December 31, 2000, options to purchase a total of 1,844,435 shares had been granted and were outstanding under the 1992 Plan, options to purchase 1,024,444 shares had been exercised under the 1992 Plan and 215,149 shares remained available for future option grants under the 1992 Plan. Numbers of shares reported granted, outstanding and exercised include grants to executives, Non-Employee directors and non-executive employees.

         From time to time the Company may grant options to its executive officers under its 2000 Equity Incentive Plan. As of December 31, 2000, options to purchase a total of 133,513 shares had been granted and were outstanding under the 2000 Plan. No options had been exercised. Additionally, 100,000 shares of common stock were issued under the 2000 Plan, leaving 516,487 shares remaining available for future option grants under the 2000 Plan. Numbers of shares reported granted and outstanding include grants to Non-Employee directors and non-executive employees.

         For the fiscal year ended September 30, 2000, a total of 452,868 options were granted to all Named Executive Officers.

                                    OPTION GRANTS IN FISCAL 2000
                                                                                     Potential Realizable Value At
                                                                                     Assumed Annual Rates of Stock
                                                                                     Price Appreciation For Option
                                         Individual Grants                                      Term(2)
                       -----------------------------------------------------------   -----------------------------
                                     Percent
                                     of Total
                        Number of    Options
                       Securities   Granted to   Exercise   Market
                       Underlying    Employees   of Base    Price On
                         Option      In Fiscal   Price      Date Of     Expiration
        Name           Granted(#)     2000(1)     ($/Sh)    Grant ($)      Date         0%        5%($)      10%($)
-------------------    ----------   ----------   --------   ---------   ----------     ----      -------     ------
John T. Ticer......    150,000          9.2%        4.375     4.375      10/1/09        --       413,438   1,043,438

Gerard Callanan....    120,000          7.4%       11.375    11.375       3/6/10        --       859,950   2,170,350

Gerard Callanan....     32,868          2.0%        6.063     6.063       6/2/10        --       125,546     316,853

Tom Dilatush.......     50,000 (3)      3.1%        5.810     5.810       6/1/10        --       183,015     461,895

Clifford L. Flowers     50,000 (3)      3.1%        5.810     5.810       6/1/10        --       183,015     461,895

James T. Nicol.....     50,000 (3)      3.1%        5.810     5.810       6/1/10        --       183,015     461,895

(1) Based on options to purchase 1,623,888 shares granted to employees in fiscal 2000, before cancellations due to forfeitures.

(2) The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of the grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(3) These options were performance-based grants, which would only vest upon attainment of certain corporate performance goals. These goals were not met and the options were forfeited on January 1, 2001. Appropriate accounting charges were recorded for these option grants.

         The following table shows certain information regarding options exercised by, and held at year-end by the Named Executive Officers.


                                  AGGREGATED OPTION EXERCISES IN FISCAL 2000
                                    AND 2000 FISCAL YEAR-END OPTION VALUES
                                                      NUMBER OF SHARES UNDERLYING            VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS HELD AT          IN-THE-MONEY OPTIONS AT
                        SHARES                            SEPTEMBER 30, 2000(2)              SEPTEMBER 30, 2000(3)
                      ACQUIRED ON       VALUE        ---------------------------------- ----------------------------------
NAME                  EXERCISE(#)    REALIZED($)(1)  EXERCISABLE (#)  UNEXERCISABLE (#) EXERCISABLE ($)  UNEXERCISABLE ($)
----                  -----------    --------------  ---------------  ----------------- ---------------  -----------------
Gerard Callanan               --                --               --            152,868              --                 --

Janet L. Cannon           49,536           173,938               --                 --              --                 --

Tom Dilatush                  --                --           63,724             73,178         184,907             42,960

Clifford L. Flowers        5,000            17,262           46,920             71,430         121,342             59,091

James T. Nicol                --                --           86,178             69,347         232,896             64,785

John T. Ticer            171,850           462,947               --                 --              --                 --

----------
(1) Represents the fair market value of the underlying shares on the date of exercise less the exercise price. For purposes of this table, "fair market value" is determined based on the average of the highest and lowest selling prices on the applicable date as reported on the Nasdaq National Market System.

(2) Includes both "in-the-money" and "out-of-the-money" options. Exercisable and unexercisable options reflect the one-for-four reverse stock split that was made effective May 7, 1999.

(3) Represents the fair market value per share of the underlying shares on the last day of the fiscal year ($6.06), less the exercise or base price, based on actual exercisable and unexercisable options.

CHANGE OF CONTROL AND EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

         The Company has entered into Change of Control agreements with certain of the Company's officers (each hereinafter referred to as "Executive"), including its Named Executive Officers, in order to ensure Executive has an opportunity to acquire and/or maintain an equity interest in the Company as an incentive for Executive to participate actively in the affairs and maximize the value of the Company, without distraction arising from the possibility of a change of control of Previo. The terms of the agreements provide that, in the event of a Change of Control (as defined in the agreements), and the Involuntary Termination (as defined in the agreements) of Executive's employment at any time during the period beginning sixty (60) days prior to such Change of Control and ending thirteen (13) months following such Change of Control, fifty percent (50%) of those unvested options or other rights to purchase shares of the Company's capital stock then held by Executive shall automatically become fully vested.

         In addition to the Change of Control Agreements discussed above, the Company has entered into Employment Agreements with certain executives that are discussed below.

         On November 28, 2000, the Company entered into an employment agreement with Tom Dilatush. According to the terms of the agreement, Mr. Dilatush will serve as the Company's Chief Executive Officer and as a Member of the Office of the President. For such services, Mr. Dilatush will receive annual compensation of $225,000 in addition to the opportunity to earn up to 50% of his annual salary for achievement of certain corporate and individual performance objectives to be determined quarterly by the Board of Directors. Additionally, Mr. Dilatush may earn an additional bonus that begins at 10% of his salary, also based on objectives to be determined by the Board of Directors. In November 2000, Mr. Dilatush was granted 280,000 options at an exercise price of $3.72, 30,000 shares vesting on January 1, 2001, with 5,208 additional shares vesting at the end of each monthly period thereafter for a period of four (4) years. The employment agreement also contains a severance clause by which Mr. Dilatush will receive 75% of his highest annual base salary in the event he is terminated without cause or good reason. Additionally, under the terms of the agreement, if Mr. Dilatush is terminated without good reason as a result of a corporate merger or acquisition, he will receive immediate vesting of 50% of his unvested options, and may, under certain change of control conditions, receive immediate vesting of 100% of his unvested options for those options granted pursuant to this agreement.

         On January 8, 2001, the Company entered into an employment agreement with Clifford L. Flowers. According to the terms of the agreement, Mr. Flowers will serve as the Company's Vice President of Finance, Chief Financial Officer and as a Member of the Office of the President. For such services, Mr. Flowers will receive annual compensation of $200,000 in addition to the opportunity to earn up to 40% of his annual salary for achievement of certain corporate and individual performance objectives to be determined quarterly by the Board of Directors. Additionally, Mr. Flowers may earn an additional bonus of up to 10% of his salary, also based on objectives to be determined by the Board of Directors. In January 2001, Mr. Flowers was granted 80,000 options at an exercise price of $3.00, 20,024 shares vesting on January 1, 2001, with 1,666 additional shares vesting at the end of each monthly period thereafter for a period of three (3) years. The employment agreement also contains a severance clause by which Mr. Flowers will receive 50% of his highest annual base salary in the event he is terminated without cause or good reason. Additionally, under the terms of the agreement, if Mr. Flowers is terminated without good reason as a result of a corporate merger or acquisition, he will receive immediate vesting of 50% of his unvested options, and may, under certain change of control conditions, receive immediate vesting of 100% of his unvested options for those options granted pursuant to this agreement.

         On January 8, 2001, the Company entered into an employment agreement with James T. Nicol. According to the terms of the agreement, Mr. Nicol will serve as the Company's Vice President of Product Development and as a Member of the Office of the President. For such services, Mr. Nicol will receive annual compensation of $200,000 in addition to the opportunity to earn up to 40% of his annual salary for achievement of certain corporate and individual performance objectives to be determined quarterly by the Board of Directors. Additionally, Mr. Nicol may earn an additional bonus of up to 10% of his salary, also based on objectives to be determined by the Board of Directors. In January 2001 Mr. Nicol was granted 80,000 options at an exercise price of $3.00, 20,024 shares vesting on January 1, 2001, with 1,666 additional shares vesting at the end of each monthly period thereafter for a period of three (3) years. The employment agreement also contains a severance clause by which Mr. Nicol will receive 50% of his highest annual base salary in the event he is terminated without cause or good reason. Additionally, under the terms of the agreement, if Mr. Nicol is terminated without good reason as a result of a corporate merger or acquisition, he will receive immediate vesting of 50% of his unvested options, and may, under certain change of control conditions, receive immediate vesting of 100% of his unvested options for those options granted pursuant to this agreement.

         On June 8, 2000, the Company entered into an agreement with John T. Ticer. The agreement established a transition period during which Mr. Ticer would resign his position as Chief Executive Officer, President, and member of the Board of Directors effective June 1, 2000, but would continue to receive his regular salary payments through November 30, 2000. No additional stock options vested after the June 1, 2000 resignation date. As discussed above, Mr. Ticer repaid the loan he had outstanding from the company, plus accrued interest, in full.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                 BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

OVERVIEW AND PHILOSOPHY

         Previo's Compensation Committee of the Board of Directors (the "Committee") is currently composed of two (2) outside directors, Messrs. Clow and Smith. Among other things, the Committee reviews and approves annual executive officer compensation. In general, the compensation policies adopted by the Committee are designed to (i) attract and retain executives capable of leading the Company to meet its business objectives and (ii) motivate the Company's executives to enhance long-term stockholder value.

EXECUTIVE OFFICER COMPENSATION

         The policies of the Committee with respect to executive officers are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet the goals, the Company's executive officer compensation program is comprised of base salary, quarterly cash incentive compensation in the form of bonuses and long-term incentive compensation in the form of stock option grants, some of which have been performance-based stock options.

     BASE SALARY

         The Committee annually reviews each executive officer's base salary. In establishing base salaries, the Committee first considers a number of surveys and compensation levels at comparably sized companies in comparable industries, including companies in the software industries. Each survey is weighted based on the Committee's determination of the comparability to Previo of the companies within the survey. The companies included in the surveys are not necessarily the same as the companies included in the market indices included in the performance graph in this Proxy Statement. Although the compensation surveys referred to above and the market indices included in the performance graph are broad and include companies in related industries, the surveys and indices were created for different purposes and accordingly are not compatible.

         Based on the data generated in the surveys, the Committee then subjectively sets a target base salary level applicable to all executive officers. The Committee then subjectively considers the level of responsibility, experience and contributions of each executive officer. Then, each fiscal year, the Committee adjusts each officer's base salary taking into account the target salary and the Committee's evaluation of individual performance. For fiscal 2000, executive officer base salaries were generally near the median base salary levels determined through the surveys.

     QUARTERLY CASH INCENTIVE BONUS

         The Company pays bonuses to its executive officers based primarily on the achievement of certain financial goals and meeting specific management objectives established by the Committee. In considering the establishment of these financial goals and management objectives for fiscal 2000, the Committee considered, among other things, the Company's revenue growth and profitability as compared to internal targets, comparable companies and data regarding non-salary cash compensation obtained from the surveys referred to above. In total, bonuses paid to executive officers during fiscal 2000 were generally below the median bonus levels paid by comparable companies as determined through the surveys referred to above.



-------------
         (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     STOCK OPTION GRANTS

         The Company grants stock options to its executive officers in order to provide long-term incentives and align executive officers and stockholder long-term interests by creating a direct link between executive compensation and stockholder return. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of the grant. In order to facilitate long-term incentives through the option grants, options are generally subject to ratable vesting over three to five years and are exercisable for ten years.

         Executive officer awards are subjectively determined by the Committee after considering stock option grant data taken from the compensation surveys referred to above, as well as the level of responsibility, experience and contributions of each executive officer. In determining the size of individual grants, the Committee also considers the number of shares subject to the options previously granted to each executive officer, including the number of such shares that have vested and remain exercisable and shares that remain unvested.

         Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1992 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

CHIEF EXECUTIVE OFFICER SALARY

         The Committee considers with particular care the compensation of the Company's Chief Executive Officer. Tom Dilatush was appointed interim Chief Executive Officer in June 2000. Mr. Dilatush served as Chief Executive Officer with no adjustment to his compensation until November 2000, at which time Mr. Dilatush's base compensation was increased to $225,000, effective November 28, 2000, based on the process outlined above. Details of the employment agreement entered into with Mr. Dilatush are discussed under Certain Transactions. Mr. Dilatush also received bonuses of $35,950 during fiscal 2000, of which $20,000 represented compensation for his additional responsibilities as interim Chief Executive Officer. Additionally, Mr. Dilatush received a performance-based 50,000 share option grant which was forfeited on January 1, 2001.

                                        COMPENSATION COMMITTEE

                                        Gary W. Clow
                                        Corey M. Smith

                       PERFORMANCE MEASUREMENT COMPARISON

         The following graph compares total stockholder returns of the Company for the five years since September 30, 1995 to two indices: The Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq-US") and the Nasdaq CRSP Total Return Index for Computer Software Stocks (SIC 737) (the "Nasdaq-Industry"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalization as of the end of each quarterly period. The Nasdaq-US tracks the aggregate price performance of all equity securities of U.S. companies traded on the Nasdaq National Market (the "NNM") and the Nasdaq SmallCap Market. The Nasdaq-Industry tracks the aggregate price performance of equity securities of computer software companies traded on the NNM. The Company's Common Stock is traded on the NNM and is a component of both the Nasdaq-US and the Nasdaq-Industry.(1)




                 [PERFORMANCE MEASUREMENT COMPARISON GRAPH HERE]





                              9/20/95    9/30/96    9/30/97    9/30/98    9/30/99    9/30/00
                              -------    -------    -------    -------    -------    -------
Previo, Inc.                   100.00      85.33      50.67      32.00      11.17      16.00
NASDAQ U.S. Cos. Index         100.00     118.68     162.92     165.50     270.38     358.96
NASDAQ Ind. Index (SIC 737)    100.00     130.99     168.58     206.53     345.70     439.8



         Previo's closing stock price on September 29, 2000 was $6.00 per share. The last sales price for the Company's Common Stock as reported by Nasdaq on December 29, 2000 was $3.38.



-------------

         (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

         The Company's policy is that it will not make loans or enter into other transactions with directors, officers, or affiliates unless such loans or transactions are approved by a majority of the Company's disinterested directors and may reasonably be expected to benefit the Company.

         The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees, and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and may require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

         In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

         The Company maintains insurance policies covering officers and directors under which the insurers agree to pay, subject to certain exclusions, including certain violations of securities laws, for any claim made against the directors and officers of the Company for a wrongful act that they may become legally obligated to pay or for which the Company is required to indemnify the officers or directors. The Company believes that its Certificate of Incorporation and Bylaw provisions, indemnification agreements and such insurance policies are necessary to attract and retain qualified persons as directors and officers.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         In May, 1997 the Company loaned $60,000 to Mr. Ticer. The note was secured by Mr. Ticer's options to purchase 200,000 shares of the Company's common stock. Interest, calculated at a rate of three (3) percent simple interest, was due at the end of each annual period. The note, plus accrued interest of $5,945, was paid in full subsequent to Mr. Ticer's termination.

         The Company has entered into agreements with certain of the Company's officers (each hereinafter referred to as "Executive"), including its Named Executive Officers, in order to ensure Executive has an opportunity to acquire and/or maintain an equity interest in the Company as an incentive for Executive to participate actively in the affairs and maximize the value of the Company, without distraction arising from the possibility of a change of control of Previo. The terms of the agreements provide that, in the event of a Change of Control (as defined in the agreements), and the Involuntary Termination (as defined in the agreements) of Executive's employment at any time during the period beginning sixty (60) days prior to such Change of Control and ending thirteen (13) months following such Change of Control, fifty percent (50%) of those unvested options or other rights to purchase shares of the Company's capital stock then held by Executive shall automatically become fully vested.

         In addition, the Company has entered into employment agreements with some of its executive officers. See "Change of Control and Employment Agreements with Executive Officers."

         From time to time, Corey M. Smith, an outside director of the Company, performs certain management consulting services. For those services, the Company pays Mr. Smith a daily fee of $1,750. Such payments totaled $8,750 during fiscal 2000.

         During fiscal 2000, the Company recognized $1.4 million of revenues related to royalties and non-recurring engineering from Hewlett-Packard Company ("HP"). Antonio Perez, a member of the Board of Directors, held an executive position at HP during the fiscal year.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                              By Order of the Board of Directors


                                              /S/ Clifford L. Flowers
                                              -----------------------
                                              Clifford L. Flowers
                                              SECRETARY

January 24, 2001

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2000 is available without charge upon written request to the Corporate Secretary, Previo, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093.

                                    EXHIBIT A
                         CHARTER OF THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                                  PREVIO, INC.


PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

o Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

o Review and appraise the audit efforts of the Corporation's independent auditors.

o Provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated below.

COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, and by June 14, 2001, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

         The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate but shall in any event meet at least four time per year. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Corporation after each meeting. The operation of the Audit Committee shall be subject to the Bylaws of the Corporation as in effect from time to time and Section 141 of the Delaware General Corporation Law.


RESPONSIBILITIES AND DUTIES

         In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To implement the policy of the Audit Committee, the Audit Committee shall be charged with the following functions:

DOCUMENTS/REPORTS REVIEW
------------------------

(1) Review and update this Charter periodically, at least annually, as conditions dictate.

(2) Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

(3) Review the regular internal reports to management prepared by the finance department and management's response.

(4) Review with financial management and the independent auditors the financial statements to be included in the Corporation's Annual Report on Form 10-K and Form10-Q prior to their filing or prior to the applicable release of earnings.

(5) Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

INDEPENDENT AUDITORS
--------------------

(6) Recommend annually to the Board of Directors the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors and all other matters the Audit Committee deems appropriate.

(7) On an annual basis, review the independent auditors and receive written statements from the independent auditors delineating all relationships between the auditors and the Corporation consistent with Independence Standards Board Standard No. 1, consider and discuss with the auditors any disclosed relationships or services that could affect the auditors' objectivity and independence and otherwise take, and if so determined by the Audit Committee, recommend that the Board take, appropriate action to oversee the independence of the auditors.

(8) Approve any proposed discharge of the independent auditors when circumstances warrant.

FINANCIAL REPORTING PROCESSES
-----------------------------

(9) In consultation with the independent auditors, review the integrity of the organization's financial reporting processes, both internal and external.

(10) Consider the independent auditors' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

(11) Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors and management.

(12) Review the interim financial statements for each quarterly period and any changes in accounting policy that have occurred during the interim period.

(13) Discuss with the independent auditors the results of the annual audit, including the auditors' assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

PROCESS IMPROVEMENT
-------------------

(14) Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

(15) Review any significant disagreement among management and the independent auditors or the finance department in connection with the preparation of the financial statements.

(16) Review with the independent auditors, the finance department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.)

(17) Confer with the independent auditors and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee.

ETHICAL AND LEGAL COMPLIANCE
----------------------------

(18) Review activities, organizational structure, and qualifications of the finance department.

(19) Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

(20) Review, when appropriate, with the Corporation's legal counsel, any legal matter that could have a significant impact on the organization's financial statements.

(21) Report to the Board of Directors from time to time or whenever it shall be called upon to do so.

(22) Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate.

(23) Perform such other functions consistent with this Charter, the Corporation's By-laws and governing law and have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

                        please date, sign and mail your
                      proxy card back as soon as possible!


                         Annual Meeting of Stockholders
                                  PREVIO, INC.


                                 March 7, 2001


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example

  FOR all nominees             WITHHOLD         MANAGEMENT RECOMMENDS A VOTE FOR
  listed at right              AUTHORITY        THE NOMINEES FOR DIRECTOR LISTED
(except as marked to       to vote for all      BELOW AND FOR PROPOSAL 2.
the contrary below)    nominees listed at right.
     +---+                      +---+
     |   |                      |   |   NOMINEES:
     +---+                      +---+      Gary W. Clow
                                           Robert W. Johnson
PROPOSAL 1:                                Antonio M. Perez
 To elect directors to                     Peter D. Schleider
 serve for the ensuing                     Corey M. Smith
 year and until their                      Tom Dilatush
 successors are elected.
TO WITHOLD AUTHORITY TO VOTE FOR ANY
NOMINEE(S), WRITE SUCH NOMINEE(S)'
NAME(S) BELOW:

____________________________________

PROPOSAL 2: To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending September 30, 2001.

               FOR            AGAINST        ABSTAIN
              +---+            +---+          +---+
              |   |            |   |          |   |
              +---+            +---+          +---+


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.




________________________ Dated: __, 2001  ______________________ Dated: __, 2001
     Signature                              NAME OF STOCKHOLDER
                                         (IF OTHER THAN INDIVIDUAL)

NOTE: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                                  PREVIO, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 7, 2001

         The undersigned hereby appoints Tom Dilatush and Clifford L. Flowers, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Previo, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton Hotel - San Diego/Del Mar, 15575 Jimmy Durante Boulevard, Del Mar, California, on Wednesday, March 7, 2001 at 10:00 a.m. local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


                            (CONTINUED ON OTHER SIDE)